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Exhibit 99.1

TRIBUNE TO REPURCHASE UP TO 75 MILLION COMMON SHARES
Represents 25% of Shares Outstanding; Value of More Than $2 Billion;
Modified "Dutch Auction" Tender Offer Commences Today;
Company Targets $500 Million in Asset Sales, $200 Million in Cost Savings;
Will Continue to Invest and Innovate for Top-Line Growth

        CHICAGO, May 30, 2006 -Tribune Company (NYSE: TRB) today announced that its Board of Directors has authorized the repurchase of up to 53 million shares of its common stock in a modified "Dutch Auction" tender offer, an additional 10 million shares from its principal shareholder following completion of the tender offer and up to an additional 12 million shares through open market repurchases after the tender. In the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price that is not greater than $32.50 and not less than $28.00. The tender offer will commence today and is expected to expire on June 26, 2006, unless extended.

        The repurchase of up to 75 million shares of common stock through these transactions represents about 25 percent of the common shares outstanding with a total value of more than $2 billion.

        The stock repurchases will be funded through a combination of bank debt and publicly issued bonds. This incremental debt will be repaid from the significant free cash flow generated by Tribune's media businesses and proceeds from at least $500 million in asset sales, which could include certain non-core broadcasting and publishing assets as well as real estate and securities held for investment. The company expects that its current credit ratings will be lowered as a result of the increased debt. The company will maintain its current dividend and continue to fund additional investments.

        "These stock repurchases demonstrate our confidence in the company and its future and represent a very meaningful step in our commitment to enhance value for shareholders," said Dennis FitzSimons, Tribune chairman, president and chief executive officer. "They also reflect our strong belief that Tribune's current share price does not adequately reflect the fundamental value and long-term earnings prospects of the company's businesses."

        "The repurchase transactions are expected to be accretive to earnings per share and will lower Tribune's cost of capital," added FitzSimons. "They also allow us to optimize our capital structure while maintaining financial flexibility. We intend to achieve our goal of generating additional shareholder value through improved operating performance, asset dispositions and the disciplined repayment of debt over the next several years."

Strategic Initiatives

        Tribune management reiterated its growth plans for the company's major market media businesses.

        The publishing and interactive strategy calls for a combination of revenue growth—primarily driven by interactive—and structural cost savings over the next two years. Specific growth strategies include:

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  Expand existing interactive businesses and invest in building national interactive networks.

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  Sustain the broad reach and revenue of Tribune's market-leading metropolitan newspapers through editorial, sales and marketing innovation.

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  Grow targeted print and direct mail businesses.

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  Aggressively manage costs to best serve customer needs and take full advantage of scale.

        The broadcasting strategy calls for utilizing the scale of our television group to maximize audience share and cash flow through the following initiatives:

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  Acquire quality off-network programming to generate large audiences for advertisers in our local markets.

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  Complement our stations' strong broadcast network affiliations (The CW, FOX, MyNetworkTV and ABC) with a focus on local news and sports.

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  Align with major program suppliers to co-develop quality first-run programming for key audience dayparts.

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  Create additional value via cable/satellite television (Superstation WGN) and through the use of our digital spectrum.

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  Continue to use technology to increase efficiency and reduce costs.

        Across the company, $200 million in additional cost savings from existing operations are planned over the next two years to offset expense inflation. Investments in common systems for advertising, circulation, content and interactive capabilities will improve efficiency, as will greater collaboration across business units, outsourcing and local initiatives. Overall, resources will be redeployed to support key growth opportunities, particularly in interactive businesses.

        "Tribune Company remains committed to delivering long-term shareholder value by improving the operating performance of our major market media businesses," said FitzSimons. "We have an outstanding group of major market media assets capable of producing top-line growth by providing excellent service to our customers and communities."

Tender Offer and Other Share Repurchases

        In the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price that is not greater than $32.50 and not less than $28.00. Based on the number of shares tendered and the prices specified by the tendering shareholders, Tribune will determine the lowest per share price within the range that will enable it to buy 53 million shares, or such lesser number of shares as are properly tendered. If fewer shares are properly tendered, the company will purchase all shares that are properly tendered and not properly withdrawn. If more than 53 million shares are tendered, the company will purchase all shares tendered at or below the purchase price selected in the tender offer on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which will not be prorated. All shares acquired in the tender offer will be acquired at the same price, including shares that were tendered at a lower price. Shareholders whose shares are purchased in the offer will be paid the purchase price in cash, without interest, promptly after the expiration of the offer period.

        McCormick Tribune Foundation and Cantigny Foundation, affiliated nonprofit organizations which together hold 13.6% of Tribune's outstanding shares, have agreed to sell to the company a total of 10 million shares, subject to adjustment depending on the number of shares tendered, and contingent on the company purchasing at least 30 million shares in the tender offer. Purchases from these foundations will be made on the 11th business day following the expiration of the offer period at a price equal to the per share price the company pays for shares purchased in the tender offer.

        Following the completion of the tender offer, the company may also purchase up to an additional 12 million shares through open market purchases. These open market purchases may not begin until the 11th business day following the expiration of the offer period.

        The tender offer is not contingent upon any minimum number of shares being tendered. The tender offer is subject, however, to certain conditions as specified in the Offer to Purchase, including obtaining the necessary financing for the tender offer from credit facilities arranged by Merrill Lynch

Capital Corporation and Citigroup Global Markets Inc., the lead financial advisors on the transaction. The credit facilities will be used to fund the tender offer, the principal shareholder stock purchases and the post-tender offer open market stock purchases, to refinance outstanding commercial paper and other near-term debt maturities and to replace Tribune's existing revolving bank credit agreements.

        Merrill Lynch & Co. and Citigroup will serve as Co-Dealer Managers for the tender offer. Georgeson Shareholder Communications Inc. will serve as Information Agent and Computershare Trust Company, N.A. will serve as the Depositary. The Offer to Purchase, Letter of Transmittal and related documents will be mailed to shareholders of record and will also be made available for distribution to beneficial owners of Tribune common stock.

DETAILS OF CONFERENCE CALL

        Today at 8 a.m. CT, management will host a conference call to discuss this announcement. To access the call, dial 800/510-9691 (domestic) or 617/614-3453 (international) at least 10 minutes prior to the scheduled 8 a.m. start. The participant access code is 45686894. Replays of the conference call will be available May 30 through June 30. To hear the replay, dial 888/286-8010 (domestic) or 617/801-6888 (international) and use access code 10182055. A live webcast will be accessible through www.tribune.com and www.earnings.com. An archive of the webcast will be available May 30 through June 30.

        More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

        TRIBUNE (NYSE:TRB) is one of the country's top media companies, operating businesses in publishing and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation's top three markets. In publishing, Tribune operates 11 leading daily newspapers including the Los Angeles Times, Chicago Tribune and Newsday, plus a wide range of targeted publications. The company's broadcasting group operates 26 television stations, Superstation WGN on national cable, Chicago's WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune's print and broadcast properties and extend the company's nationwide audience.

        This press release contains certain comments or forward-looking statements that are based largely on the Company's current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune's publicly available reports filed with the Securities and Exchange Commission, including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the Company's business or financial results. These factors, including the ability to complete the tender offer and the ability to achieve cost savings, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. The Company's next 10-Q report to be filed with the Commission may contain updates to the information included in this release.

        This press release is for informational purpose only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company's common stock. The solicitation of offers to buy Tribune Company's common stock will only be made pursuant to the Offer to Purchase and related materials that the Company is sending to its shareholders. Shareholders should read those materials carefully because they will contain important information, including the various terms and conditions of the offer. Shareholders will be able to obtain copies of the Offer to Purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the Commission's internet address at http://www.sec.gov without charge. Shareholders will also be able to obtain copies of the Offer to Purchase and related materials, as filed with the Commission (excluding exhibits), without charge from the Company or by written or oral request directed to the Information Agent, Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004, telephone number 1 (866) 767-8963 (banker and brokerage firms call collect (212) 440-9800).

MEDIA CONTACT:	INVESTOR CONTACT:
Gary Weitman	Ruthellyn Musil
VP/Corporate Communications	SVP/Corporate Relations
312/222-3394 (Office)	312/222-3787 (Office)
gweitman@tribune.com	rmusil@tribune.com

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  Exhibit 99.1
DETAILS OF CONFERENCE CALL